FOR IMMEDIATE RELEASE
Contact:
Robert J. Brittain, President and CEO
(518) 842-7200
Harold A. Baylor, Vice Pres. & Treas.(CFO)
(518) 842-1445

                     Ambanc Holding Company, Inc. Announces
                 Earnings for the Quarter Ended March 31, 1997.

Amsterdam,  N.Y.,  May 1,  1997....  Robert  J.  Brittain,  President  and Chief
Executive Officer of Ambanc Holding Co., Inc. (NASDAQ: AHCI), today announced that the Company had net income of $652,000, or $0.16 per share, for the quarter ended March 31, 1997, compared to a net loss of $314,000, or $0.06 per share, in the comparable 1996 period. The net loss recorded in the 1996 period was attributable to an initial $1.5 million provision for loan losses related to the Chapter 11 bankruptcy filing on March 29, 1996 by the Bennett Funding Group, Inc. ("Bennett"), a lease financing company that had a $3.6 million aggregate loan relationship with the Company's wholly owned subsidiary bank, Amsterdam Savings Bank, FSB, as of the bankruptcy filing date. Excluding the Bennett provision, the Company would have earned approximately $593,000, or $0.12 per share, for the three months ended March 31, 1996.

The improvement in net income was attributable primarily to a decline of $1.3 million in the Company's provision for loan losses to $363,000 for the quarter ended March 31,1997, compared to a provision of $1.6 million for the comparable 1996 quarter. Also contributing to the improvement in earnings for the three months ended March 31, 1997 was an increase in net interest income before provision for loan losses of $367,000, or 10.0%, to $4.0 million, compared to $3.7 million in the corresponding period last year. Total interest income increased by $1.8 million to $8.7 million, which more than offset an increase in total interest expense of $1.4 million.

The increase in net interest income resulted from an increase in the average volume of interest-earning assets of $87.3 million, or 23.3%, to $462.2 million for the three months ended March 31, 1997, compared to $374.9 million for the corresponding 1996 period; partially offset by a narrowing in the Company's average net interest margin to 3.53% from 3.92%, a decline of 39 basis points. The increase in total average interest-earning assets was due mainly to an increase in securities available for sale (AFS) of $125.6 million to $201.5 million, partially offset by a decrease in federal funds sold of $39.1 million to $7.6 million.

The decrease in the Company's average net interest margin was attributable primarily to a change in the composition or mix of the Company's average interest-bearing liabilities as a percentage of its total funding mix (comprised of interest-bearing liabilities and non-interest bearing funds). During the quarter ended March 31, 1996, the Company had no borrowed funds as part of its funding mix. However, as part of the Company's strategy to increase earnings, the Company borrowed funds to purchase securities AFS and simultaneously pledged the bulk of these securities as securities sold under agreements to repurchase (reverse repos). Average borrowed funds for the quarter ended March 31,1997, increased to $104.7 million at an average rate of 5.93%, primarily reverse repos, which increased to $102.5 million. For the three months ended March 31, 1997, average interest-bearing liabilities increased to 83.9% of the Company's total average funding mix compared to 77.2% for the comparable 1996 period.

At March 31, 1997, Ambanc Holding Co., Inc., which operates nine banking locations in the Capital Region of upstate New York through its subsidiary bank and has approvals to open three new branch offices in 1997, had total assets of $478.1 million and total shareholders' equity of $60.8 million.

                            AMBANC HOLDING CO., INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)


                                                          March 31,     Dec. 31,
                                                            1997          1996
                                                          --------      --------
                                                              (In Thousands)
Selected Consolidated Financial Condition Data:
-----------------------------------------------

Total assets .........................................     $478,117     $472,421
Securities available for sale, at fair value .........      202,733      200,539
Loans receivable, net of unamortized fees ............      251,792      251,532
Allowance for loan losses ............................        3,712        3,438
Deposits .............................................      311,471      298,082
Total borrowings .....................................      102,310      108,780
Total equity .........................................       60,819       61,518


                                                           For the  Three Months
                                                                  Ended
                                                                 March 31,
                                                           ---------------------
Selected Consolidated Operations Data:                        1997       1996
--------------------------------------                        ----       ----
(In thousands except for per share data)

Total interest income ................................     $ 8,675    $ 6,915
Total interest expense ...............................       4,655      3,262
                                                           -------    -------
Net interest income ..................................       4,020      3,653
Provision for loan losses ............................         363      1,628
                                                           -------    -------
Net interest income after
 provision for loan losses ...........................       3,657      2,025
Fees and service charges .............................         181        176
Net loss on sales and
 redemptions of investment
 and mortgage-backed securities ......................          (1)       (98)
Other non-interest income ............................          54         54
                                                           -------    -------
Total non-interest income ............................         234        132
Total non-interest expense ...........................       2,815      2,692
                                                           -------    -------
Income(loss) before taxes ............................       1,076       (535)
Income tax provision (benefit) .......................         424       (221)
                                                            -------    -------
Net income (loss) ....................................      $  652     $ (314)
                                                            =======    =======
Net income (loss) per common share
 (4,011,349 and 4,988,924 weighted average number
 of shares issued and outstanding, for the three
 months ended March 31, 1997 and 1996, respectively).. $    0.16   $  (0.06)

                                     -MORE-

                            AMBANC HOLDING CO., INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)


                                                                  March 31,
                                                              ------------------
                                                                1997      1996
                                                              -------    -------
Selected Consolidated Financial Ratios
and Other Data (1):
------------------

Performance Ratios:
-------------------

Return on average assets .............................          0.55%    (0.30)%
Return on average equity .............................          4.22     (1.65)
Average interest rate spread .........................          2.76      2.88
Average net interest margin ..........................          3.53      3.92
Efficiency ratio .....................................         63.57     66.06
Ratio of average interest-earning assets to
   average interest-bearing liabilities ..............        119.18     29.57


Asset Quality Ratios:                                       March 31,   Dec. 31,
--------------------                                          1997        1996
                                                            --------    --------
Non-performing assets to total assets at end of period        1.06        1.18
Non-performing loans to total loans ..................        1.76        1.94
Allowance for loan losses to non-performing loans ....       83.87       70.47
Allowance for loan losses to loans receivable ........        1.47        1.37

Capital Ratios & Book Value per Share:
-------------------------------------

Equity to total assets at end of period ..............       12.72       13.02
Average equity to average assets .....................       13.01       15.95
Book Value per Share:
    Equity net of  after-tax effect from unrealized
     gains(losses) on securities available for sale        $ 13.85     $ 14.01

    Equity before after-tax effect from unrealized
     gains(losses) on securities available for sale        $ 14.21     $ 14.02

Other Data:
----------

Number of full-service offices                                 9           9
--------------------------------------------------------------------------------
(1) All ratios, unless otherwise indicated, have been calculated by including the after-tax effect of unrealized losses on securities AFS.
                                      -END-